AMENDED AND RESTATED

                            PARTNERSHIP AGREEMENT OF

                              AJT CAPITAL PARTNERS





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                               TABLE OF CONTENTS
                               -----------------

                                                                            Page

ARTICLE 1 .................................................................    1
     1.1   Definitions ....................................................    1
ARTICLE 2 .................................................................    5
     2.1   Formation of Partnership .......................................    5
     2.2   Partnership Name ...............................................    6
     2.3   Principal Office ...............................................    6
     2.4   Term of Partnership ............................................    6
     2.5   Organization Certificate .......................................    6
     2.6   Organization of the Partnership ................................    6

ARTICLE 3 .................................................................    6
     3.1   Purposes of the Partnership ....................................    6

ARTICLE 4 .................................................................    6
     4.1   Initial Capital Contributions of the Partners ..................    6
     4.2   Additional Contributions .......................................    7
     4.3   Capital Accounts ...............................................    8

ARTICLE 5 .................................................................    9
     5.1   Rights and Obligations of the Partners .........................    9
     5.2   Compensation of the Partners and Affiliates and
           Reimbursements to the Partners .................................   10
     5.3   Other Interests and Transactions ...............................   10
     5.4   Designation of Partner Representative and Responses
           to Consent Requests ............................................   10
     5.5   Meetings of Partners ...........................................   11
     5.6   Annual Audit ...................................................   11
     5.7   Indemnification of the Partners ................................   11
     5.8   Restrictions ...................................................   12
     5.9   Tax Rules Governing the Partnership ............................   12
     5.10  ASC Acquisition Financing ......................................   13

ARTICLE 6 .................................................................   13
     6.1   No Assignments of Ownership Interests ..........................   13
     6.2   Assignment of Distributive Rights ..............................   15
     6.3   Survival of Liabilities ........................................   15

ARTICLE 7 .................................................................   15
     7.1   Partnership Allocations ........................................   15
     7.2   Fiscal Year and Accounting Method ..............................   16
     7.3   Determination of Profit and Loss ...............................   16
     7.4   Distributions ..................................................   16
     7.5   Elections by Partnership as to Optional Adjustment
           to Basis .......................................................   16
     7.6   Time of Allocations ............................................   16


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ARTICLE 8 .................................................................   16
     8.1   Dissolution and Termination of the Partnership or a
           Partner ........................................................   16
     8.2   Effect of Dissolution, Liquidation or Adjucated
           Bankruptcy of a Partner; Removal of a Partner ..................   17
     8.3   Purchase Price of Ownership Interest ...........................   17
     8.4   Manner of Payment for Ownership Interest .......................   20
     8.5   Liquidation of Assets ..........................................   20
     8.6   Distribution of Proceeds from Liquidation ......................   21
     8.7   Indemnification of the Liquidating Trustee .....................   22

ARTICLE 9 .................................................................   22
     9.1   Dispute Resolution .............................................   22
     9.2   Venue ..........................................................   22
     9.3   Independent Nature of Mediator/Arbitrator ......................   22
     9.4   Mediation Proceeding ...........................................   22
     9.5   Procedures; Scope of Arbitration ...............................   23
     9.6   Selection of Arbitrators .......................................   23
     9.7   Jurisdiction of the District Court .............................   23
     9.8   Costs and Expenses .............................................   24

ARTICLE 10
     10.1  Notices ........................................................   24
     10.2  Law Governing ..................................................   24
     10.3  Amendments .....................................................   25
     10.4  Successors and Assigns .........................................   25
     10.5  Counterparts ...................................................   25
     10.6  Gender and Number ..............................................   25
     10.7  Severability ...................................................   25
     10.8  Headings .......................................................   25
     10.9  References .....................................................   25
     10.10 Payment of Legal Fees ..........................................   26
     10.11 Time of the Essence ............................................   26


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                              AMENDED AND RESTATED

                            PARTNERSHIP AGREEMENT OF

                              AJT CAPITAL PARTNERS



     THIS AMENDED AND RESTATED PARTNERSHIP AGREEMENT OF AJT CAPITAL PARTNERS is made and entered into this 30th day of November, 1994 ( the "Execution Date"), but effective as of February 14, 1992 (the "Effective Date"), by and between RCP MANAGEMENT L.P., a Texas limited partnership ("RCP"), and J/T AVIATION PARTNERS, a Delaware general partnership ("J/T"), as Partners.

                              W I T N E S S E T H:

     WHEREAS, the Partners and Aviation Rotables Acquisition Corp., a Texas corporation ("ARAC"), formed the Partnership (as hereafter defined) pursuant to that certain Initial Partnership Agreement of AJT Capital Partners dated February 14, 1992 (the "Initial Partnership Agreement");

     WHEREAS, the Initial Partnership Agreement was restated pursuant to that certain Restated Partnership Agreement of AJT Capital Partners dated February 28, 1992 (the "First Restated Partnership Agreement");

     WHEREAS, ARAC has previously assigned its entire Ownership Interest and all other right, title and interest in the Partnership under the Initial Partnership Agreement and Restated Partnership Agreement to RCP and has previously withdrawn from the Partnership;

     WHEREAS the Partners desire to join together to cause the Partnership to contribute the aircraft and engine spare parts and related assets heretofore owned by the Partnership to ASC Acquisition Partners, L.P., a Delaware limited partnership ("ASC"), to cause ASC to assume certain liabilities of the Partnership, and to acquire a twenty percent (20%) interest as a limited partner in ASC (the "ASC Partnership Interest"); and

     WHEREAS,   the  Partners  desire  to  formalize  their   understanding  and
agreements and reduce such agreements to writing in this Amended and Restated Partnership Agreement;

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1

     1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated:




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          (a)  "Affiliate"  means,  with  respect to a Partner,  a Person  that, either directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Partner and, if such Person is an individual, then any member of such Person's family. The term "control," as used in the immediately preceding sentence, means, with respect to a Person that is a corporation, the right to exercise directly
     or   indirectly,   more  than  ten  percent  (10%)  of  the  voting  rights
     attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, being in possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Person.

          (b) "Agent" means Citicorp securities, Inc., in its capacity as agent for the Senior Lenders and the issuing banks under the Senior Credit Facility.

          (c) "Agreement" means this Amended and Restated Partnership Agreement as hereafter amended from time to time.

          (d) "AIS Assumed Liabilities" means certain liabilities of the Partnership that will be assumed by ASC in accordance with the provisions of Section 3.1(b), as more Particularly described on Schedule 1.1(d) attached hereto.

          (e) "AIS Contributed Assets" means certain assets owned by the Partnership and to be contributed by the Partnership to ASC in accordance with the provisions of Section 3.1(b), as more particularly described on
     Schedule 1.1(e) attached hereto.

          (f) "AIS Retained Assets" means certain assets owned by the Partnership that will be retained by the Partnership and not contributed by the Partnership to ASC, as more particularly described on Schedule l.l(f) attached hereto.

          (g) "AIS Retained Liabilities" means certain liabilities of the Partnership that will be retained by the Partnership and not be assumed by ASC, as more particularly described on schedule 1.1(g) attached hereto.

          (h) "ASC Partnership Agreement" means that certain Limited Partnership Agreement of ASC Acquisition Partners, L.P., a Delaware limited partnership, executed or to be executed by and among ASMC, as general partner, and AVAC Corporation, a Delaware corporation, the Partnership, and J/T, as limited partners.

          (i) "ASMC" means Aviation Sales Management Company, a Delaware corporation.

          (j) "Bankruptcy" means, as to any Partner, that Partner's taking or acquiescing in the taking of any action seeking relief under, or advantage of, any applicable debtor relief,


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     liquidation,   receivership,   conservatorship,   bankruptcy,   moratorium,
     rearrangement, insolvency, reorganization, or similar law effecting the rights or remedies of creditors generally, as in effect from time to time. For the purpose of this definition, the term "acquiescing" shall include, without limitation, the failure to file, within sixty (60) days after its entry, a petition, answer, or motion to vacate or to discharge any order, judgment, or decree providing for any relief under any such law.

          (k) "Capital Account" means the account established for each Partner pursuant to Section 4.3.

          (1) "Code" means the Internal Revenue Code of 1986, as amended.

          (m) "Initial Capital Contribution" means the capital and property contributed by the Partners to the Partnership, as described in Section 4.1 of the First Restated Partnership Agreement.

          (n)  "Junior   Subordinated  Debt"  means  junior  subordinated  loans
     totalling $7,000,000 to be obtained by ASC from Tomen America Inc., Japan Fleet Service Co., Ltd., and RCP.

          (o)  "Liquidating  Trustee"  means the Person  appointed  pursuant  to
     Section 8.5, to supervise the liquidation of the Partnership.

          (p) "Management Agreement" means that certain Asset Management Agreement of even date herewith executed by the Partnership and ASMC, whereby ASMC agrees to provide certain asset management services to the Partnership, upon the terms and conditions set forth therein.

          (q) "Net Cash Flow" means all gross revenues of the Partnership from all sources, including, without limitation, operating revenues, revenues from the sales or leases of Partnership Assets, and net proceeds from financing or refinancing, distributions of cash or other property by ASC to the Partnership, less all cash expenses end disbursements of the Partnership of any kind and nature, including, without limitation, operating expenses, repair and maintenance expenses, marketing costs, capital expenditures, professional fees, debt service on any loans or capital leases of the Partnership and reasonable Reserves, but not including non-cash expenses or items, such as depreciation and amortization, and shall be calculated on a calendar quarter basis.

          (r) "Ownership Interest" means the interest in the Partnership owned by a Partner set forth in Section 4.1, as adjusted pursuant to this Agreement.


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          (s)  "Partner"  means  RCP or  J/T,  as the  case  may be,  and  their respective legal representatives, successors, and permitted assigns.

          (t) "Partners" means collectively RCP and J/T and their respective legal representatives, successors, and permitted assigns.

          (u) "Partnership" means the general partnership formed pursuant to the Initial Partnership Agreement as hereafter governed by the terms of this Agreement.

          (v) "Partnership Assets" means the real, personal and intangible property owned by the Partnership from time to time, including, without limitation, the ASC Partnership interest.

          (w) "Partnership Law" means the Delaware Uniform Partnership Law, Delaware Code Annotated, Title 6, Chapter 15, as amended from time to time.

          (x) "Person" means an individual, partnership, corporation, trust, unincorporated association, or other entity or association.

          (y) "Prime Rate" means the base rate of Citibank, N.A. in New York, New York, as announced from time to time.

          (z) "Profits" and "Losses" means, for each Partnership Year (as defined in Section 7.2), an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code
     Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 702(a)(1) shall be included in taxable income or loss), with the following adjustments:

               (1) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this Section 1.1(z) shall be added to such taxable income or loss;

               (2) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to the Regulations issued pursuant to the Code, and not otherwise taken into account in computing Profits and Losses pursuant to this Section 1.1(z) shall be subtracted from such taxable income or loss;

               (3) All items of Partnership income, gain, loss, or deduction shall be computed without reference to any basis adjustments under Code Sections 732(d), 734(b) or 743(b).


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For purposes of this  definition of "Profits"  and "Losses",  references to Code
Sections and the Regulations issued pursuant thereto are to the Code and related Regulations in effect as of the Effective Date.

     (aa) "Regulations" means the income tax regulations promulgated under the Code by the Department of the Treasury, as such regulations may be amended from time to time (including corresponding provisions of successor regulations).

     (ab) "Reserves" as to any period means the amount allocated by the Partners to a reserve account established for the Partnership for contingent liabilities, working capital, and payment of other obligations, costs, or expenses.

     Each of the following terms is defined in the part or Section of this Agreement set forth opposite such term:

      Term                                                       Section
      ----                                                       -------
Affected Partner                                              Section 8.1(a)
ARAC                                                          Preamble
ASC                                                           Preamble
ASC Partnership Interest                                      Preamble
Defaulted Obligations                                         Section 4.2(c)
Dispute                                                       Section 9.1
Dissolution Event                                             Section 8.1(a)
Effective Date                                                Preamble
Execution Date                                                Preamble
Fair Market Value                                             Section 8.3
First Restated Partnership Agreement                          Preamble
Indemnified Parties                                           Section 5.7
Initial Partnership Agreement                                 Preamble
J/T                                                           Preamble
Parties                                                       Section 9.1
Partnership Year                                              Section 7.2
Purchasing Partner                                            Section 8.2(b)
RCP                                                           Preamble
Selling Partner                                               Section 8.3(a)
Senior Credit Facility                                        Section 5.10
Senior Lenders                                                Section 5.10
Tax Matters Partner                                           Section 5.9(b)
Term                                                          Section 2.4

                                    ARTICLE 2

     2.1 Formation of Partnership. The parties hereto hereby reconfirm formation of the Partnership pursuant to the Partnership Law. The rights and liabilities of the Partners shall, except as hereinafter expressly stated to the contrary, be governed by the laws of the State of Delaware.


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     2.2 Partnership  Name. The business of the  Partnership  shall be conducted under the name of "AJT Capital Partners" or such other name as the Partners may select from time to time.

     2.3 Principal Office. The principal place of business of the Partnership shall be at 6905 N.W. 25th Street, Miami, Florida 33122, and at such other locations within or outside the State of Florida as may be agreed upon by the Partners.

     2.4 Term of Partnership. The term of the Partnership {the "Term") commenced on the Effective Date, and shall continue as provided herein until dissolved pursuant to Section 8.1.

     2.5 Organization Certificate. The Partners shall immediately execute, file, record and/or publish such certificates and other documents, and take all other appropriate action, to comply with all legal requirements for the formation of a general partnership under the Partnership Law, and its operation in the State of Delaware.

     2.6 Organization of the Partnership. The Partners have joined to form the Partnership. It is expressly understood and agreed that no additional Partner shall be admitted to the Partnership except as specifically provided herein.

                                    ARTICLE 3

     3.1 Purposes of the Partnership.  The purposes of the Partnership  shall be
(a) to acquire the ASC Partnership Interest in accordance with the terms and conditions of the ASC Partnership Agreement; (b) to contribute the AIS Contributed Assets to ASC, subject to the assumption by ASC of the AIS Assumed Liabilities, in accordance with the terms and conditions of the ASC Partnership Agreement; (c) to own, hold for investment, manage, sell or exchange all or a portion of the Partnership Assets; (d) to enter into the Management Agreement for the purposes of causing ASMC to manage the business affairs of the
Partnership; (e) to borrow funds to the extent permitted by Section 5.1 to facilitate the Partnership's business activities provided for under subparagraphs (a) through (d) of this Section 3.1, and to pledge all or any portion of the Partnership Assets as security for such debt; (f) to perform any other acts or engage in any other business(es) as to which the Partners agree; and (g) to take any and all actions necessary and prudent to the successful pursuit of the foregoing purposes; provided, however, that no actions taken under this Section 3.1(g) shall be inconsistent with Sections 3.1(a) through (f)

                                    ARTICLE 4

     4.1 Initial Capital Contributions of the Partners. In connection with the execution of the First Restated Partnership


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



Agreement, the Partners contributed to the Partnership the amounts described in the First Restated Partnership Agreement as their respective Initial Capital Contributions.

     In return for such contributions, each Partner received such Partner's initial Ownership Interest in the Partnership in accordance with the provisions of the First Restated Partnership Agreement.

     As of the date hereof, the Partners agree that the Ownership Interests of the Partners are:

              RCP                                52%

              J/T                                48%

     4.2 Additional Contributions.

          (a) The Partners shall have no mandatory obligations to contribute additional capital to the Partnership.

          (b) Notwithstanding the foregoing, the Partners may from time to time elect jointly to make additional capital contributions to the Partnership. Such additional capital contributions shall, unless the Partners shall otherwise agree in writing, be in amounts pro rata to the Partners' initial Ownership Interests.

          (c) If any Partner fails or refuses to contribute the entire amount of any additional contributions agreed upon pursuant to Section 4.2(b) (the "Defaulted Obligations") within ten (10) days after the date on which the non-defaulting Partner makes its contribution, then the non-defaulting Partner shall have the following mutually exclusive remedies:

               (1) The non-defaulting Partner shall have the right to cause the Partnership to exercise any remedy or take any action available to it at law or equity, including, without limitation, pursuing appropriate legal action to specifically enforce the obligation of such defaulting Partner and to recover from such defaulting Partner any legal fees and costs of court incurred in enforcing such Defaulted Obligations.

               (2) In the alternative, the non-defaulting Partner shall be entitled to contribute to the Partnership the portion of the Defaulted Obligations. Any such contribution made by the non-defaulting Partner with respect to the Defaulted Obligations shall be repaid to the non-defaulting Partner out of Net Cash Flow otherwise distributable to the defaulting Partner, as provided in Section 7.4, until the amount of the Defaulted Obligations has been returned in full.


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



               Upon the funding of any such contribution by the non-defaulting Partner, the Ownership Interest and Capital Account balance of the defaulting Partner shall be allocated to the non-defaulting Partner making such contribution as follows:

                    (A) The  defaulting  Partner's  Ownership  Interest shall be allocated to the non-defaulting Partner, on the basis of one percentage point (1%) (or fraction thereof) per each $40,000 of additional capital contribution made by the non-defaulting Partner;

                    (B) The defaulting Partner's Capital Account shall be reduced by $2.00 for every $1.00 of the additional contributions made by the non-defaulting Partner (but not below zero) and the Capital Account of the non-defaulting Partner shall be increased by an equal amount;

                    (C) Thereafter, allocations of Profit and Losses and distributions of Net Cash Flow in accordance with Articles 7 and 8 shall take into account that the non-defaulting Partner shall be entitled to receive allocations and distributions attributable to the Ownership Interest and Capital Account reallocated to the non-defaulting Partner under this Section 4.2(c).

               For example, if the amount of Defaulted Obligations were equal to $200,000 and the non-defaulting Partner contributed such amount to the Partnership, then the non-defaulting Partner would be allocated five percent (5%) of the defaulting Partner's Ownership Interest ($200,000 divided by $40,000 per 1%) and the Ownership Interest of the defaulting Partner would be reduced accordingly; and the defaulting Partner's Capital Account would be decreased by the lesser of (a) $400,000 ($200,000 x 2) or (b) the positive balance thereof, and the Capital Account of the non-defaulting Partner would be increased accordingly.

               (3) In the alternative, the non-defaulting Partner shall have the right to elect not to make its additional contributions required under
          Section 4.2(b) and thereby be excused from making such additional contributions.

     4.3 Capital Accounts.

     (a) Capital Accounts. An individual capital account shall be maintained for each Partner (a "Capital Account"), which shall initially be zero dollars and shall be adjusted as set forth in this Section 4.3.


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



     (b) Credits to or Increases of Capital Accounts. The Capital Account of each Partner shall be credited with or increased by the following:

          (1) The amount of any money the Partner contributed or contributes to the Partnership, including, but not limited to, money contributed pursuant to Section 4.1;

          (2) The fair market value of any property the Partner contributes to the Partnership, including, but not limited to, property contributed pursuant to Section 4.1 (net of any liabilities secured by such contributed property that the Partnership assumes or subject to which the Partnership takes the property);

          (3) The amount of Profits allocated to the Partner pursuant to Section 7.1; and

          (4) The income or gain inherent in any property the Partnership distributes to the Partner to the extent such income or gain has not been previously reflected in the Capital Accounts.

     (c) Reductions of Capital Accounts. The Capital Account of each Partner shall be debited with or reduced by the following:

          (1) The amount of money the Partnership distributes to the Partner pursuant to Section 7.4 or 8.6;

          (2) The fair market value of any property the Partnership distributes to the Partner pursuant to Section 7.4 or 8.6 (net of any liabilities secured by such distributed property that the Partner assumes or subject to which the Partner takes the property);

          (3) The amount of Losses allocated to the Partner pursuant to Section 7.1;

          (4) The deduction or loss inherent in any property the Partnership distributes to the Partner to the extent such deduction or loss has not been previously reflected in the Capital Accounts; and

          (5) The amount of any tax withheld or paid by the Partnership with respect to the Partner under applicable law

                                    ARTICLE 5

     5.1 Rights and Obligations of the Partners. Subject to the limitations of this Agreement, the Partners acting jointly shall have full and complete authority and discretion to manage and


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



control the Partnership and to make all decisions affecting the management and operation of the Partnership's business. Except for management authority delegated to ASMC pursuant to the Management Agreement, all actions of the Partnership shall require the consent of both Partners. Subject to the limitations of this Agreement and the Management Agreement, the Partners shall jointly control the day-to-day operation and management of the Partnership and shall have full authority to take any action which the Partners reasonably believe in good faith to be in furtherance of the Partnership's business and purposes as established from time to time by the Partners and to exercise all rights and powers generally conferred by law in connection therewith, including contracting with appropriate Persons to provide services to the Partnership at the reasonable expense of the Partnership. The Partners shall manage the Partnership affairs in a prudent and businesslike manner in accordance with standard industry practice and at all times shall act as fiduciaries in the best interests of the Partnership in Pursuit of the purposes herein stated.

     5.2 Compensation of the Partners and Affiliates and Reimbursements to the Partners. The Partners shall be entitled to be reimbursed on a monthly basis for all direct out-of-pocket costs and expenses incurred in connection with the administration and operation of the Partnership. Except as specifically provided herein, no Partner shall be entitled to any compensation by way of salary or percentage return on the Capital Accounts, other than a share of Profits and Net Cash Flow as herein expressly provided.

     5.3 Other Interests and Transactions. No Partner shall, merely by virtue of its interest in the Partnership, be in any way prohibited from, or restricted in engaging in, or possessing an interest in, any other business venture of any nature, including any venture engaged in the acquisition, ownership and/or marketing of aircraft and engine spare parts. The Partners shall devote such part of their time as is reasonably necessary to administer the Partnership's business. Any Partner may engage in transactions for its own accounts and for the accounts of others during the Term of this Agreement, whether or not such activities are deemed competitive with the Partnership.

     5.4 Designation of Partner Representative and Responses to Consent Requests. Each Partner shall designate a representative to receive notices and respond to requests for consents under this Agreement. If a Partner fails or refuses to respond to a written request for consent within ten (10) days after such Partner receives such written request for consent (unless a longer or shorter period of time is required under this Agreement), then such Partner shall be conclusively deemed to have consented to such proposal. For purposes of this Section 5.4, the designated representative of the RCP shall be Robert Alpert, and the designated representative of J/T shall be Japan Fleet Service (Delaware) Inc. through its President, Tim L. Watkins. A Partner shall have the right to change its designated representative by written notice to the other Partners in accordance with Section 10.1.

     5.5 Meetings of Partners. A meeting of the Partners shall be held at such times and at such places as determined by the unanimous agreement of the Partners. The Partners may hold a meeting in person, over the telephone or through written consents or correspondence.

     5.6 Annual Audit. The Partners shall cause an audit to be made of the financial condition of the Partnership for each fiscal year of the Partnership within a reasonable time after the close of each fiscal year (but not later than ninety (90) days after the close of the Partnership's fiscal year), and the Partners shall each receive a copy of such audit as soon as such audit is available. Such audit shall be performed by a "Big Six" accounting firm selected by the mutual agreement of the Partners, and the cost of such audit shall be paid by the Partnership. Any Partner may, at any time and at the Partnership's expense, cause an audit to be made of the financial condition of the Partnership and the compliance of the Partners with the financial, accounting and reporting provisions of this Agreement.

     5.7 Indemnification of the Partners. No Partner shall not be liable to the other Partner, its partners, shareholders or Affiliates, for any loss of their respective contributions or loans to the Partnership or any loss of potential profits, unless such loss shall have resulted, directly or indirectly, from (a) the gross negligence, willful misconduct or unlawful act of such Partner, or (b) the material breach by such Partner of its obligations hereunder. Subject to the preceding sentence, to the full extent permitted by applicable law (including
Section 1518(2) of the Partnership Law), the Partners, their shareholders, officers, directors, employees and agents ("Indemnified Parties") shall be indemnified and held harmless by the Partnership (but only to the extent that the Partnership Assets are sufficient therefor) from and against, and the Partnership shall reimburse the Indemnified Parties for, all judgments, penalties, including excise and similar taxes, fines, settlements and reasonable expenses if such Indemnified Party was, is, or is threatened to be named as a defendant or respondent in any legal proceeding based upon or arising out of their having acted as the Partner hereunder or in connection herewith. Except as set forth in this Section, the foregoing shall be deemed to make mandatory the indemnifications permitted under Section 1518(2) of the Partnership Law and to authorize advance payment of expenses to the full extent permitted by applicable law. It is expressly stipulated, however, that the Indemnified Parties shall not be entitled to indemnification hereunder where the claim at issue is based upon:

          (a) The gross negligence, willful misconduct or unlawful act of an Indemnified Party; or

          (b) The material breach by such Partner of any provision of this Agreement.

The indemnification rights herein contained shall be cumulative of, and in addition to, any and all other rights, remedies, and recourses to which the Indemnified Parties shall be entitled, whether pursuant to this provision or some other provision of this Agreement, at law or in equity.

     5.8 Restrictions. Without the written consent or deemed consent of all of the Partners, no Partner shall:

          (a) Make, execute or deliver any assignment for the benefit of creditors, bond, confession of judgment, mortgage, deed, guaranty or contract of sale of all or substantially all of the Partnership Assets, except as otherwise provided herein;

          (b) Utilize Partnership Assets in any way for the furtherance of personal business activities unrelated to the Partnership business;

          (c) Make any distributions other than as provided in Articles 7 or 8;

          (d) Loan any of the Partnership's funds to any Person;

          (e) Amend or modify this Agreement;

          (f) Pledge, hypothecate or in any manner sell, assign or transfer such Partner's Ownership Interest, except as otherwise provided herein;

          (g) Admit any other Person as a Partner into the Partnership except as expressly permitted by this Agreement;

          (h) Withdraw from the Partnership; or

          (i) Take any action on behalf of the Partnership not in furtherance of the Partnership's purposes.

     5.9 Tax Rules Governing the Partnership.

          (a) The Partners hereby acknowledge and agree that it is the intention of the Partnership to be governed by the provisions of Subchapter K of the Code, and all rules and regulations promulgated thereunder. The Partners shall take any and all actions necessary to insure full compliance by the Partnership of all such applicable provisions, rules and regulations, including, but not limited to, the filing of information returns as required by Section 6031 of the Code, or similar provisions of later law.

          (b) RCP shall serve as the "Tax Matters Partner" for the Partnership for purposes of and under the Code. As Tax Matters Partner, RCP shall keep the Partners informed of all administrative and judicial proceedings, as required by Section 6223(g) of the Code, and shall furnish to the Partners a copy of each notice or other communication received by RCP from the Internal Revenue Service.

          (c) As Tax Matters Partner, RCP shall not have the authority, unless such action has been approved by all the Partners, to do any of the following:

               (1) To enter into a settlement agreement with the Internal Revenue Service which purports to bind Partners other than RCP;

               (2) To file a petition as contemplated in Section 6226(a) or 6228 of the Code;

               (3) To intervene in any action as contemplated in Section 6226(h) of the Code;

               (4) To file any request contemplated in Section 6227(b) of the Code; or

               (5)  To  enter  into  an  agreement   extending   the  period  of
          limitations as contemplated in Section 6229(b)(1)(B) of the Code.

          (d) RCP acknowledges that the relationship of the Tax Matters Partner to J/T is that of a fiduciary, and the Tax Matters Partner has a fiduciary obligation to perform its duties as Tax Matters Partner in such manner as will serve the best interests of the Partnership and the Partners.

     5.10 ASC Acquisition Financing. In connection with the acquisition of certain assets by ASC, the Partnership shall pledge the ASC Partnership Interest to secure a senior credit facility (the "Senior Credit Facility"), in the amount of eighty million dollars ($80,000,000.00) obtained by ASC from senior lenders acceptable to ASC (collectively, the "Senior Lenders").

                                    ARTICLE 6

     6.1 No Assignments of Ownership Interests.

          (a) No Partner may sell, assign, transfer, pledge, mortgage, or grant a lien or security interest in its Ownership Interest, or portions of such Ownership Interest, and thereby constitute the vendee or assignee a substituted Partner, without first having obtained the written consent of the other Partner.

               (1) RCP shall be deemed to have sold, assigned or transferred its Ownership Interest if any partnership interest in RCP is sold, assigned or transferred unless:

                    (A) Alpert retains control of RCP; and

                    (B) Any transferee of such partnership  interest is either a blood relative of Alpert or a trust which has all of the following characteristics:

                         (i) Members of Alpert's immediate family, including any
                    descendants, are (and will remain) the sole beneficiaries of the trust;

                         (ii) Either Alpert is (and will remain) the sole trustee or co-trustee of the trust, or the partnership interests in RCP of all trusts of which Alpert is not the sole trustee is less than thirty-three percent (33%); and

                         (iii) The  partnership  interest may not be transferred
                    or assigned by the trust, except to another trust satisfying the requirements of this Section 6.1(a), and the trust will not be terminated prior to the termination of this Agreement; and

               (2) J/T shall be deemed to have sold, assigned or transferred its Ownership Interest if any partnership interest in J/T is sold, assigned or transferred unless Japan Fleet Service (Singapore) Pte. Ltd. or an Affiliate of Japan Fleet Service (Singapore) Pte. Ltd. and/or Tomen Corporation or an Affiliate of Tomen Corporation retains control of J/T.

          (b) For purposes of this Section  6.1, the term  "control"  shall mean
     (i) the right to vote directly or indirectly at least fifty-one percent {51%) of the total voting power of all classes of stock of the entity in the case of a corporation, or (ii) the right to vote more than fifty percent (50%) of all partnership interests in the case of a partnership, or
     (iii) the power to direct or cause the direction of the management or policies of the Person.

          (c) Upon any transfer of a Partner's Ownership Interest satisfying the provisions of this Section 6.1, and the transferee's agreement to become bound by all of the provisions of this Agreement, the transferee shall become a substituted Partner.

          6.2 Assignment of Distributive Rights.

          (a) A Partner may assign to any Person all or any portion of such Partner's right to receive distributions hereunder. No such assignment shall be effective as to the Partnership unless the other Partner has received fifteen (15) business days prior written notice of such proposed assignment, which notice shall include a description of the proposed transaction (including the amount of the proposed transfer), and the other Partner shall have received:

               (1) A copy of the instrument of assignments in recordable form, executed by both the assignor and the assignee of such distributive right;

               (2) An instrument in such form as may be prescribed by or otherwise acceptable to the Partnership, executed by the assignor, instructing the Partnership as to what percentage, to whom, and where such distributive share is to be paid; and

               (3) An identification number for United States federal income tax purposes for such assignee.

          (b) If the conditions described in Section 6.2(a) have been satisfied, the Partnership may (but shall not be obligated to), without requesting further documentation from either the assignor or the assignee, remit directly to the named assignee all distributions to which such Partner may be entitled pursuant to the provisions of this Agreement and the assignment. So long as the party to whom such distributive share was remitted was either the assignor or the assignee named in the instrument of assignment, the Partnership shall be free from liability to any person if such distribution is received by a person that is not entitled thereto.

     6.3 Survival of Liabilities. It is expressly understood and agreed that no sale or assignment of an Ownership Interest, even if it results in the substitution of the assignee or vendee as a Partner herein, shall release the assignor or vendor from those liabilities to the Partnership which survive such assignment or sale as a matter of law.

                                    ARTICLE 7

     7.1 Partnership Allocations. Profits and Losses (including, to the extent necessary, each item of income, gain, loss, deduction, and credit) shall be allocated among the Partners in proportion to their respective Ownership Interests at the time of such allocation. If the basis of any Partnership Asset is adjusted as a result of an election made pursuant to Section 754 of the Code, the tax consequences of that adjustment shall be allocated to the Ownership Interest with respect to which the adjustment was made. Except as provided in Section 8.6, all distributions of cash or other property by the Partnership shall be made in proportion to the respective Ownership Interests of the Partners at the time of such distribution.

     7.2 Fiscal Year and Accounting Method. The Partnership fiscal year shall be the calendar year ("Partnership Year"). The Partnership books shall be kept on such method as is recommended by the accounting firm performing the audit under
Section 5.6.

     7.3 Determination of Profit and Loss. At the end of each Partnership Year, all Partnership Profits and Losses shall be determined for the accounting period then ending and shall be allocated to the Capital Accounts of the Partners in accordance with the provisions of Section 7.1. However, in instances where a Partner has sold, assigned, transferred or otherwise disposed of all or part of its Ownership Interest during such accounting period, all such allocations shall be made between the transferor and the transferee in accordance with Section 706 of the Code. The determinations made pursuant to this Section 7.3 shall be binding on all Partners.

     7.4 Distributions. Subject to the provisions of Section 8.6, the Net Cash Flow of the Partnership shall be distributed to the Partners on a quarterly basis as provided in Section 7.1.

     7.5 Elections by Partnership as to Optional Adjustment to Basis. Where a distribution of property is made in the manner provided in Section 734 of the Code or where a transfer of Ownership Interest permitted by this Agreement is made in the manner provided in Section 743 of the Code, the Partners shall file on behalf of the Partnership, upon any remaining Partner's request, an election under Section 754 of the Code in accordance with the procedures set forth in the applicable Treasury Regulations.

     7.6 Time of Allocations. Except as otherwise required by any other Sections of this Agreement or the Code, allocations pursuant to this Article 7 shall be made as of the last day of each Partnership Year.

                                    ARTICLE 8

     8.1 Dissolution and Termination of the Partnership or a Partner. The Partnership shall continue until, and shall automatically dissolve upon. the later to occur of (1) the end of the twentieth (20th) year from the Execution Date and (2) the payment in full of the Senior Credit Facility and the Junior Subordinated Debt, unless sooner dissolved upon the earliest to occur of the following events, which shall cause an immediate dissolution of the Partnership:

          (a) The dissolution, liquidation, resignation, removal, Bankruptcy, death, or incapacity of a Partner, or the occurrence of any other act which would legally disqualify or impede a Partner (the "Affected Partner") from acting hereunder (a "Dissolution Event"); provided, however, that if, within forty-five (45) days after the occurrence of a Dissolution Event, the other Partner exercises any of the options described in Section 8.2, the Partnership shall not be dissolved and shall continue;

          (b) The unanimous consent of the Partners to dissolve;

          (c) Within a reasonable time after the Partnership ceases to maintain any interest (including, without limitation interest as lienholder or secured party or right of redemption repurchase) in the Partnership Assets, including, but not limited to, the sale, conveyance or transfer of the Partnership Assets by deed, foreclosure or deed in lieu of foreclosure without the retention of a lien or right to repurchase the Partnership Assets in favor of the Partnership, or through the termination of any deed of trust or redemption right or right of repurchase retained favor of the Partnership; and (ii) distributes to the Partners of all proceeds from such sale, conveyance or transfer, if any; or

          (d) The occurrence of an event which would render continuation of the Partnership existence, business or operation unlawful.

     8.2 Effect of Dissolution, Liquidation or Adjudicated Bankruptcy of a Partner; Removal of a Partner.

          (a) In the event of the occurrence of a Dissolution Event (as defined in Section 8.1(a)), the other Partner shall have the option, which must be exercised by written notice within forty-five (45) days from the date of any of the events described in Section 8.1(a), to either (i) purchase the Ownership Interest of the Affected Partner in accordance with this Article 8; or (ii) reconstitute the Partnership and continue the business of the Partnership in a reconstituted form. In the event that the option described in the foregoing clause (ii) is exercised, the results of such exercise shall be reflected in an amendment to this Agreement, which shall be executed by all of the Partners.

          (b) If any of the options described in Section 8.2(a) are exercised within forty-five (45) days from the date of any of the events described in
     Section 8.2(a), then the Partner electing to purchase the Ownership Interest (the "Purchasing Partner") shall purchase such Ownership Interest in accordance with the purchase price and manner of payment described in Sections 8.3 and 8.4.

     8.3 Purchase Price of Ownership Interest. The purchase price of any Ownership Interest subject to the provisions of this

Article 8 shall be the "Fair Market Value" of the Partnership's Assets, including the Partnership's Ownership Interest in ASC. The "Fair Market Value" of the Partnership's Ownership Interest in ASC shall be the sum equal to (a) the percentage of the partnership interests of ASC represented by the ASC Partnership Interest owned by the Partnership at such time (currently being 20%), times (b) an amount that would have been distributed with respect to such ASC Partnership Interest had the assets then owned by ASC (the "ASC Assets"), including, without limitation, the net value of any cash, notes or any other net financial assets of ASC, less a reasonable reserve for contingent obligations, been sold at a cash sales price equal to the "Fair Market Value" for the ASC Assets determined in accordance with the appraisal procedure described below in this Section 8.3, and the proceeds of such hypothetical sale distributed in accordance with the ASC Partnership Agreement and then this Agreement.

     The determination of the "Fair Market Value" of the ASC Assets and the Partnership Assets (the "Subject Assets") for purposes of calculating the purchase price for the Ownership Interest shall be made as follows:

          (a) The Purchasing Partner shall so notify the Selling Partner (the "Selling Partner") and the Purchasing Partner and the Selling Partner shall first attempt to agree upon the Fair Market Value of the Subject Assets. For purposes of this Agreement, the term "Fair Market Value" of the Subject Assets, shall mean the cash price which a sophisticated purchaser would pay on the effective date of the appraisal for the Subject Assets in excess of the third-party financing then encumbering the Subject Assets, such valuation to be made on the assumption that the Subject Assets are subject to the ASC Partnership Agreement, this Agreement and to any other agreements, including leases, management and service agreements then in effect. A sophisticated purchaser shall be one who would take into account the nature, extent, maturity date and other terms of the liabilities of ASC and the Partnership, whether fixed or contingent, including the favorable or unfavorable nature of any financing then encumbering the Subject Assets and whether the value of the Subject Assets and the cash flow generated therefrom would be sufficient to satisfy such liabilities when due, excluding any liability under any financing already taken into account.

          (b) In the event that the Purchasing Partner and the Selling Partner are unable to agree upon the "Fair Market Value" of the Subject Assets within thirty (30) days of the date that notice was first given to the Selling Partner of the initiation of the appraisal process hereunder, then the Purchasing Partner and the Selling Partner shall appoint an appraiser who shall have experience in appraising aircraft and engine parts and maintenance and warehouse facilities for at least ten (10) years, and the "Fair

     Market Value" of the Subject Assets shall be the amount determined by such appraiser to be the fair market value of the Subject Assets.

          (c) If the Purchasing Partner and the selling Partner are unable to agree upon a single appraiser within such thirty (30)-day period, then the Selling Partner shall select one appraiser, and the Purchasing Partner shall select one appraiser, and the two selected appraisers shall select a third appraiser. All three (3) appraisers shall each have the qualifications recited in Section 8.3(b). Each appraiser so selected shall furnish the Partners and the certified public accountant for the Partnership with a written appraisal within thirty (30) days of his selection, setting forth his determination of the Fair Market Value of the Subject Assets as of the date of the Purchasing Partner's notice to the Selling Partner. Such appraisal shall assume that the operation of the Subject Assets shall be the highest and best use thereof, and the appraisal shall not include any value for any intangible assets of ASC and the Partnership, such as goodwill. The Fair Market Value of the Subject Assets shall be the fair market value of such assets agreed upon by the three appraisers; provided, however, that if the three (3) appraisers cannot agree upon such value, then the valuations of each of the three (3) appraisers shall be submitted to the Partners and to the certified public accountant for the Partnership and the Fair Market Value of the Subject Assets shall be determined as follows:

               (1) If any two (2) or more of the appraisers are able to agree on the fair market value of the Subject Assets, then the "Fair Market Value" of the Subject Assets shall be the value agreed upon by the two (or more) appraisers.

               (2) If no two (2) appraisers agree upon such value, then the "Fair Market Value" of the Subject Assets shall be determined in the following manner:

                    (A) If the highest  value set by one  appraiser  is not more than one hundred ten percent (110%) of the next lower value set by another appraiser and the lowest value set by one appraiser is not less than ninety percent (90%) of the next higher value set by another appraiser, then the values set by the three appraisers shall be added together and divided by three, and the resulting amount shall represent the Fair Market Value of the Subject Assets for purposes of this Section 8.3.

                    (B) If the highest  value set by one  appraiser is more than one hundred ten percent (110%) of the next lower value set by another appraiser, then the highest value shall be reduced to an amount equal to said one hundred ten percent (110%) figure; and if the lowest value set by one appraiser is less than ninety percent (90%) of the next higher value set by another appraiser, then the lowest value shall be increased to an amount equal to said ninety percent (90%) figure. The three values, adjusted as provided above, shall be added together and divided by three, and the resulting amount shall represent the Fair Market Value of the Subject Assets for purposes of this Section 8.3.

                    (C) Upon receipt of the appraisals, the independent certified public accountant of the Partnership shall make the final calculation as to the Fair Market Value of the Subject Assets and of the purchase price for purposes of the provisions of this Agreement that necessitated such appraisal. The accountant shall notify the Partners in writing of its calculation within ten (10) days after the date of receipt of the appraisals prepared by the appraisers. The calculation of the accountant as to the Fair Market Value of the Subject Assets and the amount of the purchase price shall be binding upon the Partners. The cost of such appraisals shall be shared equally by the Purchasing Partner and the Selling Partner.

     8.4 Manner of Payment for Ownership Interest. In the event of the occurrence of any of the events set forth in Section 8.1, the Purchasing Partner may elect to pay all or a portion of the purchase price in cash or in installments. If a Purchasing Partner elects to pay in cash, then the purchase price shall be paid in full in cash within sixty (60) days after the date on which the option is exercised in accordance with Section 8.2.

     If a Purchasing Partner elects to pay all or a portion of the purchase price in installments, then the initial payment of the purchase price shall be paid in cash in an amount equal to twenty-five percent (25%) of the purchase price. Such initial payment shall be paid within sixty (60) days after the exercise of such option under the terms of Section 8.2. The balance of the purchase price shall be paid in equal annual installments in an amount equal to twenty-five percent (25%) multiplied by the purchase price, payable on each successive anniversary date of the initial payment, plus all interest on the balance accruing at the lesser of (a) a variable annual rate equal to the Prime Rate plus two percent (2%), or (b) the maximum lawful rate of interest, from the date of the initial payment, until the entire balance of the deferred purchase price is paid in full. The deferred portion of the purchase price shall be evidenced by an installment note, secured by the portion of the Ownership Interest being purchased, or such other collateral as may be mutually acceptable to both parties. Such note and security agreement will be executed by the Purchasing Partner and delivered to the Selling Partner at the time for the initial payment of the purchase price. Any installment note executed hereunder shall contain provisions for prepayment, in whole or in part, at any time, without penalty or premium.

     8.5 Liquidation of Assets. On the effective date of the dissolution of the Partnership, RCP (or J/T if RCP causes such dissolution) shall be appointed as agent of the dissolved Partnership in liquidation, and of the Partners, for winding up all Partnership affairs and all business transactions of the Partnership (the "Liquidating Trustee"). The Liquidating Trustee shall continue to serve until the completion of the winding up and liquidation, unless Bankruptcy, insolvency or resignation shall intervene. The Liquidating Trustee shall not be paid for its services after the dissolution of the Partnership and the winding up for liquidating operations. It may, out of the assets and proceeds of the assets on hand, employ such assistance as it determines appropriate, and it may employ and pay any one of the Partners to take any such actions and render any such services in the winding up and liquidation.

     8.6 Distributlon of Proceeds from Liquidation. In the event of dissolution of the Partnership, the business affairs of the Partnership shall be wound up and liquidated as promptly as business circumstances and orderly business practices will permit. The proceeds of liquidation and all Partnership cash shall be distributed in the following order:

          (a) First, to Partnership creditors (excluding the Partners) funds, to the extent that they are available, sufficient to extinguish current Partnership liabilities and obligations, including the costs and expenses of liquidation; and

          (b) Second, to the Partners in accordance with Section 7.1 of this Agreement.

     Notwithstanding anything to the contrary set forth hereinabove, if after the payment of current Partnership liabilities and obligations to the extent of the funds and/or other assets available for that purpose, either any portion of Partnership liabilities remains unpaid or the Liquidating Trustee determines that additional funds will be required to meet Partnership costs and expenses theretofore incurred or for which the Partnership may become responsible, then the Liquidating Trustee shall be obligated to retain such required amounts, if available (or as and when they become available), before any Partnership cash or other assets are distributed to any of the Partners. Furthermore, in the event that Partnership assets are not adequate to satisfy obligations of the Partnership to third parties (excluding obligations to the Partners), then the Partners shall be obligated to contribute funds to the Partnership so as to enable the Liquidating Trustee to satisfy such third-party obligations. Each Partner's proportionate share of such obligations shall be determined in accordance with its respective Ownership Interest. The Partners hereby confirm and acknowledge that it is their intention that the provisions of this paragraph are personal between the Partners only, and that no third party, including, without limitation, any third-party creditor of the Partnership or the Partners, shall be entitled to the benefits of this paragraph.

     8.7 Indemnification of the Liquidating Trustee. The Liquidating Trustee shall be indemnified and held harmless by the Partnership from and against any and all claims, demands, liabilities, costs, damages and causes of action of any nature whatsoever, arising out of or incidental to the Liquidating Trustee's taking of any action authorized under, or within the scope of, this Article 8; provided, however, that the Liquidating Trustee shall not be entitled to indemnification hereunder where the claim at issue arose out of:

          (a) A matter entirely unrelated to the Liquidating Trustee's acting under the provisions of this Article 8;

          (b) The gross negligence or willful misconduct of the Liquidating Trustee; or

          (c) The material breach by the Liquidating Trustee of its obligations under this Article 8.

The indemnification rights herein contained shall be cumulative of and in addition to, any and all other rights, remedies and recourses to which the Liquidating Trustee shall be entitled, at law or in equity.

                                    ARTICLE 9

     9.1 Dispute Resolution. The Partners and their successors and assigns (the "Parties") hereby agree that any and all claims, disputes and controversies ("Dispute") arising out of or relating to the interpretation or enforcement of this Agreement, the operation of its terms, or the relationship of the parties hereunder shall be subjected to mediation, as described herein. If the mediation proceeding is unsuccessful, the Parties hereby agree that the Dispute shall be decided by mandatory, final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association as supplemented hereby.

     9.2 Venue. The Parties bind themselves to mediate, and if necessary to arbitrate, any Dispute in Miami, Florida.

     9.3  Independent  Nature  of   Mediator/Arbierator.   The  mediator  and/or
arbitrator shall be independent of the Parties and under no circumstances shall any mediator or arbitrator have any connection to or relationship with any of the Parties, or their respective principals or employees.

     9.4 Mediation Proceeding.

     (a) If any Party desires to mediate any Dispute, such Party shall notify the other Parties of the Dispute desired to be mediated, including a brief statement of the matter in controversy. If the Parties are not able to resolve the Dispute within five (5) days after the Party notifies the other Parties of its desire to mediate (a "Mediation Notice"), then, within five (5) days immediately after the expiration of the aforesaid five (5)-day period, the Parties shall attempt to agree upon an independent mediator. If the Parties are unable to reach an agreement upon an independent mediator within such second five (5)-day period, then any Party shall be entitled to request that the Judicial Arbitration and Mediation Service ("JAMS") (or similar mediation service of a similar national scope if JAMS no longer then exists) appoint an independent mediator who shall serve as mediator for all Purposes hereof.

     (b) Within ten (10) days after selection of the mediator, the mediator shall call for and set a meeting among the Parties and the mediator for the purpose of mediating the Dispute. If the parties are unable to resolve the Dispute within thirty (30) days after the Mediation Notice (the "Mediation Period"), the Dispute shall be decided by arbitration.

     9.5 Procedures; Scope of Arbitration. The Parties agree that (i) an arbitration panel may render an interim ruling regarding discovery, summary proceedings, or other pre-arbitration matters, and (ii) all claims of any type by any of the Parties, including any and all defenses, are included in the jurisdiction of the arbitration.

     9.6 Selection of Arbitrators. Unless all Parties can agree in writing on a single arbitrator within ten (10) days after the expiration of the Mediation Period, then within a period of thirty (30) days after the expiration of the aforesaid ten (10)-day period, each Party shall name one arbitrator by written notice to the other. The two arbitrators named as aforesaid shall, within a period of twenty (20) days after the date the last of such arbitrators has been named, select a third arbitrator who shall be an attorney or retired judge and who shall serve as chairman. If any Party fails to name an arbitrator within the aforesaid ten (10)-day period, or if the two arbitrators named are unable to agree on the third arbitrator, such arbitrator shall, at the request of any of the Parties, be appointed by the American Arbitration Association.

     9.7 Jurisdiction of the District Court. The Parties hereby submit to the in personam jurisdiction of the United States

District Court for the Southern District of Florida, and agree that such Court may enter all such orders as may be necessary or appropriate to enforce the provisions hereof and/or to confirm any pre-arbitration ruling or decision or any award rendered by the panel of arbitrators. The award rendered by the arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in the United States District Court for the Southern District of Florida, or in any court having jurisdiction thereof.

     9.8 Costs and Expenses. Any costs or other expenses, including attorneys' fees and costs incurred by the successful Party, arising out of or occurring because of the arbitration proceedings may be assessed against the unsuccessful Party, borne equally, or assessed in any other reasonable manner within the discretion of the panel of arbitrators and shall be included as a part of any award rendered by the arbitrators.

                                   ARTICLE 10

     10.1 Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given if hand delivered or if mailed from within the United States by first class United States mail, postage prepaid, or by overnight carrier guaranteeing next-day delivery, or, if from outside the United States, by overnight carrier guaranteeing next-day delivery, and addressed as follows:

     If to RCP:               RCP Management L.P.
                              15311 vantage Parkway west
                              Suite 315
                              Houston, Texas 77032
                              Attention: Mr. Robert Alpert, Chairman
                              Telecopy No.: (713) 485-2090

     With a copy to:          Boyar, Simon & Miller
                              4265 San Felipe
                              Suite 1200
                              Houston, Texas 77027
                              Attention: J. William Boyar, Eeq.
                              Telecopy No.: (713) 552-1758

     If to J/T:               Tomen America Inc.
                              1285 Avenue of the Americas
                              New York, New York 10019
                              Attention: Mr. Takashi Yoshida
                                   Vice President, General Manager
                                   Machinery-Electronics Dept.
                              Telecopy No.: (212) 541-7251

                                     - AND -

                              Japan Fleet Service (Delaware) Inc.
                              c/o Japan Fleet Service (Singapore)
                                   Pte. Ltd.
                              10 Shenton Way, No. 17-06/09
                              Monetary Authority of Singapore
                                   Building
                              Singapore 0207
                              Attention: Mr. Tim L. Watkins
                                   Managing Director, President and
                                   Chief Executive Officer
                              Telecopy No.: 011-65-2255583

     With a copy to:          Orrick, Herrington, Sutcliffe
                              1285 Avenue of the Americas
                              32nd Floor
                              New York, New York 10019
                              Attention: William R. Campbell, Esq,
                              Telecopy No.: (212) 326-8772

A Partner may change its address by giving notice in writing, stating its new address, to the other Partners. Notice to a Partner, if made in the manner provided above, shall be effective upon receipt by the addressee named therein.

     10.2 Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     10.3 Amendments. This Agreement may not be amended or modified except by a written instrument executed by all of the Partners.

     10.4 Successors and Assigns. Subject to the provisions of Article 4, this Agreement, and all the terms and provisions hereof, shall be binding upon and shall inure to the benefit of the Partners, and their respective legal representatives, successors and permitted assigns.

     10.5   Counterparts.   This   Agreement   shall  be  executed  in  multiple
counterparts, each of which shall be considered an original but all of which shall constitute one agreement.

     10.6 Gender and Number. Whenever required by the context, as used in this Agreement, the singular number shall include the plural, and the masculine gender shall include the feminine or the neuter.

     10.7 Severabillty. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

     10.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation thereof.

     10.9 References. Any reference to an "Article" or to a "Section" contained in this Agreement shall be to a provision of this Agreement, unless such provision specifically provides otherwise.

     10.10 Payment of Legal Fees. Except as otherwise provided herein, the Partnership will pay all legal expenses incurred by the Partners and their respective Affiliates in connection with the preparation and execution of this Agreement.

     10.11 Time of the Essense. Time is of the essence with this Aqreement.

                    [REST OF PAGE INTENTIONALRY LEFT BLANR]

     IN WITNESS WHEREOF, the parties have executed this Amended and Restated Parenership Agreement on the Execution Date but effective as of the Effective Date.

                                   RCP:
                                   ----

                                   RCP MANAGEMENT LP, a Texas limited
                                   Partnership

                                   By:  AIRCRAFT SPARE PARTS, INC., a
                                        Delaware corporation, its
                                        General Partner

                                        By:  /s/ Robert Albert
                                             ---------------------------
                                             Robert Albert, Chairman


                                   J/T:
                                   ----

                                   J/T AVIATION PARTNERS, a general partnership

                                   By:  TM AVIATION (USA) INC., a
                                        Delaware corporation, general partner

                                        By:  /s/ T. Yoshida
                                             ---------------------------
                                        Name: T. Yoshida
                                        Title: President

                                   By:  TM AVIATION (JAPAN) INC., a
                                        Delaware corporation, general partner

                                        By:  /s/ T. Yoshida
                                             ---------------------------
                                        Name: T. Yoshida
                                        Title: President

                                   By:  JAPAN FLEET SERVICE (DELAWARE)
                                        INC., a Delaware corporation,
                                        general partner

                                        By:  /s/ Tim L. Watkins
                                             ---------------------------
                                             Tim L. Watkins, President

SCHEDULES:

1.1(d)    -    Description of AIS Assumed Liabilities
1.1(e)    -    Description of AIS Contributed Assets
1.1(f)    -    Description of AIS Retained Assts
1.1(g)    -    Description of AIS Retained Liabilities

                                 SCHEDULE 1.1(d)

                     Description of AIS Assumed Liabilities

The  obligations  created by that  certain  Loan and  Security  Agreement  dated
February  28,  1992,   executed  by  the  Partnership  and  Congress   Financial
Corporation and the documents executed in connection therewith

The obligations created by that certain Loan and Security Agreement dated February 28, 1992, executed by the Partnership and Tomen America Inc. and the documents executed in connection therewith

$7,000,000 subordinated Term Promissory Note payable to Tomen America Inc. and Japan Fleet Service (Europe) B.V.

$200,000 Subordinated Promissory Note dated Deeember 9, 1993, payable to RCP Management L.P. and J/T Aviatian Partners

$200,000 Subordinated Promissory Note dated January 7, 1994, payable to ROP Management L.P. and J/T Aviation Partners

$600,000 Subordinated Promissory Note dated May 12, 1994, payable to ROP Management L.P. and J/T Aviation Partners

$52,000 Subordinated Promissory Note dated August 22, 1994, payable to RCP Management L.P.

$48,000 Subordinated Promissory Note dated August 22, 1994, payable to J/T Aviation Partners

$1,040,000 Subordinated Promissory Note dated July 14, 1994, payable to ROP Management L.P

$960,000 Subordinated Promissory Note dated July 14, 1994, payable to J/T Aviation Partners

$411,364 Subordinated Promissory Note dated June 30, 1994, payable to RCP Management L.P.

$75,400 subordinated Promissory Note dated August 22, 1994, payable to RCP Management L.P.

$69,600 subordinated Promissory Note dated August 22, 1994, payable to J/T Aviation Partners

$582,400 Subordinated Promissory Note dated October 31, 1994, payable to RCP Management L.P.

$537,600 Subordinated Promissory Note dated October 31, 1994, payable to J/T Aviation Partners

JFS reimbursements owed pursuant to the Restated Partnership

Agreement of AJT Capital Partners

Management Fees owed to Aircraft Spare Parts, Inc, pursuant to the Management Agreement dated February 28, 1992 between the Partnership and Aircraft Spare Parts. Inc.

Open Vouchers by Vendor for the period ending November 30, 1994, prepared by the Partnership, a copy of which is located at the offices of Boyar, Simon & Miller, P.C., in Houston. Texas.

                                 SCHEDULE 1.1(e)

                     Description of AIS Contributing Assets

Inventory:

     Inventory described in that certain inventory listing with a Materials Certification dated November 30, 1994, executed by the Partnership in favor of ASC.

Motor Vehicles:

     1993 Jeep 4 Door, VIN No. lJ4GZ78S2PC512767, LIcense No. HWM37B

     1992 Ford Van, VIN No. 1FTCA14USNZA80007, License No. BY0918

     1981 Ford PK, VIN No. lFTDFl0E5BNA37195, License No. FJ6728

     1992 Ford Wagon, VIN No. 1FMDA31X2NZA38212, License No. HKT05R

Other Fixed Assets:

     Fixed assets described in that certain Property and Equipment Tracking Report for the period ending November 30, 1994, prepared by the Partnership, a copy of which is in the offices of Bryan, Simon & Miller. P.C., in Houston, Texas.

List of Assigned Agreements:

Leases with Crow/Griggs I Limited Partnership for the following Properties in Harris County, Texas::

     6000 Griggs Road
     Houston, Texas 77023

     6002-A Griggs Road
     Houston, Texas 77023

Lease with Officia et alia. Corp., d/b/a HQ Business Centers, a Washington corporation, for sales office in Bellevue, Washington

Repair agreements with the following parties:

     BF Goodrich Aerospace (open items)
     Component Overhaul & Repair, Inc,
     817 Dessau Road
     Austin, Texas 78753-971O

     Caribe Aviation, Inc.
     (open items) 2200 N.W. 84th Avenue
     Miami, Florida 33122

     Menasco Overhaul Division (L-1011 landing gear)

     ____________________________

     ____________________________

Consignment agreements with the following party:

     American Technical Suppliers, Inc. (consignee)
     2529 N.W. 74 Avenue
     Miami, Florida 33122

     Iberia Lineas Aereas de Espana, S.A. (consignee)

     ____________________________

     ____________________________

     JFS (consignor) (verbal agreement only)

     ____________________________

     ____________________________


Exchange pool agreements with the following parties:

     Valuejet Airlines, Inc,
     1800 Phoenix Boulevard, Suite 126
     Atlanta, Georgia 30349

     Vanguard Airlines, Inc.

          Main Office:
          4121 West 83rd, Suite 101
          Prairie Village, Kansas 66208

          Inventory Location:
          31 Rome Circle
          Midcontinental Airport
          Kansas City, Missouri 6O153

Exchange agreement with the following party:

     AAR (A-300 Landing Gear)

     ____________________________

     ____________________________

Equipment lease agreements with the follovlng parties:

     XL/Datacomp, Inc.
     906 North Elm Street
     Hinsdale, Illinois 6052l

Ramco Stock option Agreement dated February 28, 1992, by and between the Partnership, as the purchaser, and Ramco American International, Inc., a New Jersey corporation ("Ramco"), and the shareholders of Ramco, as the sellers, relating to an option to purchase fifty-six percent (56%) of the issued and outstanding capital stock of Ramco

$7,875,000 Promissory Note executed by Ramco American International, Inc., a New Jersey corporation, payable to the order of the Partnership, together with all liens securing same

$19,903.46 Promissory Note obtained in connection with collection of account receivable dated December 28, 1993, executed by Avtrade Corporation, payable to the order of the Partnership

$44,408.17 Promissory Note obtained in connection with collection of account receivable dated May 7, 1993, executed by Shield Aviation Inc., payable to the order of the Partnership

Account Receivable:

     Open Accounts Receivable Aging Detail Report of November 30, 1994, prepared by the Partnership, a copy of which is in the office of Boyar, Simon & Miller, P.C., in Houston, Texas.

                                SCHEDULE 1.1(f)

                       Description of AIS Retained Assets

Sales representative agreements with the following parties:

     International Air of Palau
     Number 70 Price Boulevard
     London. Arizona 72847

     PFR Aircraft Support, Ltd.
     Unit 5
     Barratt Industrial Estate
     Spittslesea Road
     London
     Luton International Airport
     Luton, Beds
     LU2, 9NZ
     England

     TWH Aviation
     73, Mishmeret St.
     Tel-Aviv 69012
     Israel

Aircraft equipment general terms agreement with the following party:

     Alitalia-Linee Aeree Italiana S.P.A.
     Via della Magliana, 886
     00148 Roma Italy

All of the Partnership's rights, titles and interests in and to the following tract of real property located in Brazoria County, Texas, and described on Exhibit "A" attached hereto.

                                   EXHIBIT "A"
                                   -----------

                          METES AND BOUNDS DESCRIPTION
                         9.5360 ACRES OUT OF LOT 77 & 78
                             ZYCHLINSKI SUBDIVISION
                        PEARLAND, BRAZORIA COUNTY, TEXAS

All that certain 9.5360 acres out of Lots 77 & 78 of the Zychlinski Subdivision according to the plat recorded in Vol. 29, Pg. 43 Brazoria County Deed Records, Abstract 542 and being more particularly described by metes and bounds as follows:

Beginning at a found 1" iron pipe marking a point from which the original northwest corner of that certain called 5.00 acre tract described in a deed dated 6/17/1987 from Pearland Investment Co. to Harry E. Bradley filed in Vol. 433, Pg. 86 Brazoria County Official Records, bears N 00(degree) 01' 30" - 40.00' and from which the intersection of the south right-of-way line of Knapp Road and the east right-of-way line of North Main Street (Texas Highway 35) bears N 89(degree) 54' 34" W - 972.32' and being on the south right-of-way line of Knapp Road (90' wide);

Thence S 89(degree) 54' 34" E - 354.49' with the south right-of-way line of Knapp road as established by that certain right-of-way deed filed in Vol. 1379 Pg. 48 Brazoria County Deed Records to a set 5/8" iron rod and marking the northwest corner of that certain 4.8584 acre tract as described in a deed dated 6/17/1987 from Pearland Investment Co. to Harry E. Bradley filed in Vol. 433, Pg. 86 Brazoria County Official Records; from which the common north corner of said Lots 77 & 78 bears N 00(degree) 01' 30" E - 40.00';

Thence East continuing with the south right-of-way line of Knapp Road (90' wide), passing a call and found 5/8" iron rod at 450.02' and continuing a total distance of 839.93' to a call and found 1/2" iron rod marking the northeast corner of said 4.8584 acre tract;

Thence South - 96.05' with the west line of that certain Tract "C" as described in a deed dated 2/28/1979 from Frank A. Touisinau, Trustee to City of Pearland filed in Vol. 1447, Pg. 287 Brazoria County Deed Records to a point for corner marking the southeast corner of said 4.8584 acre tract and being in the bed of an existing ditch commonly known as Hickory Slough, from which a call and found 1/2" iron rod marking the southwest corner of said Tract "C" bears South 38.56' (called 38.95');

Thence West - 50.00' with the south line of said 4.8584 acres to a set 5/8" iron rod for angle point;

Thence S 69(degree) 46' 00" W - 565.14'  continuing  with the south line of said
4.8584 acre tract to a set 5/8" iron rod marking the point of curvature of a curve to the left having a radius of 283.66' a central angle of 31(degree) 30' 00";

Thence with said curve and continuing with the south line of said 4.8584 acre tract an arc distance of 155.95' to the point of tangency from which a set 5/8" iron rod for reference point bears N 40(degree) 26' 54" W - 40.25';

Thence S 38(degree) 16' 00" W - 218.46'  continuing  with the south line of said
4.8584  acre tract to a point for corner  being in the east line of said  called
5.00 acre tract;

Thence S 00(degree) 01' 30" W - 21.00' with the east line of said called 5.00 tract to a set 5/8" iron rod for corner marking the southeast corner of said
5.00 acre tract;

Thence West - 354.49' with the south line of said 5.00 acre tract to a call and found 1" iron pipe for corner;

Thence N 00(degree) 01' 30" E - 575.06' with the east line of that certain 2.00 acre tract as described in a deed dated 5/20/1986 from R.L. Delhomme to Manhattan Building Co. filed in Vol. 283, Pg. 158 Brazoria County Deed Records to the POINT OF BEGINNING and containing 9.5360 acres (415,389 square feet) of land more or less.

Compiled by:
C.L. Davis & Company
Land Surveying
Job No. 11-185
December 17, 1991


                                                 [SEAL]
                                             STATE OF TEXAS
                                               REGISTERED
                                               C.L. DAVIS
                                                  4464           /S/ C.L. DAVIS
                                              PROFESSIONAL
                                             LAND SURVEYOR

                                SCHEDULE 1.1 (g)

                     Description of AIS Retained Liabilities

Martin R. Shugrue, Jr.. Trustee for the Estate of Eastern, Air Lines. Inc. v. Aviation Rotables Acquisition Corp. and AJT Capital Partners, pending in the United States Bankruptcy Court for the Southern District of New York, Adversary Proceeding No. 93-9174A.

Martin R. Shugrue, Jr., Trustee for the Estate of Eastern Air Lines. Inc v. American Aviation Suppliers, Inc. v. Aviation Rotables Acquisition Corp., and AJT Capital Partners, pending in the United States District Court for the southern District of Florida, Case No. 93-0602-CIV-FERGUSON.

Silvia Estrada and Imelda Estrada v. Aircraft Spare Parts. Inc. f/k/a Aerospace International Services, Inc., pending in the United Staten District Court for the Southern District of Texas, Galveston Division, Case No. G-93-843.